                                                                  EXHIBIT 99.1


[LOGO]

IRIDIUM RECEIVES 60-DAY WAIVER FROM LENDERS (NASDAQ; IRID)

WASHINGTON, D.C. -- Iridium LLC announced today that it has received a 60-day waiver from its lenders under its $800 million Senior Secured Credit Facility of the financial covenants relating to customers and revenues. These minimum subscriber and revenue covenants required Iridium to have cash revenues of at least $4 million, cumulative accrued revenues of at least $30 million, at least 27,000 Iridium World Satellite Service customers and at least 52,000 total customers. Under terms of the waiver, Iridium is required to meet these customer levels and revenues by May 31, 1999.

Iridium believes that the slower than expected customer ramp-up and revenue generation have been the result of problems with the initial availability of customer equipment and the availability of fully-trained service providers and sales personnel.

Iridium has notified its bank lenders that it is in the process of revising its revenue and customers estimates in light of these initial delays and that it intends to request a modification of the minimum revenue and customer level covenants in the secured bank facility once this revision is complete.

Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66-low earth orbiting satellites, combined with terrestrial cellular systems, enables subscribers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside terrestrial cellular coverage. Iridium World Communications, Ltd. (NASDAQ: IRID) is the public investment vehicle of Iridium LLC.

                                      ###

    Iridium is a registered trademark and service mark of Iridium LLC (C) 1999

[LOGO]

IRIDIUM CFO TO RESIGN
(NASDAQ: IRID)

WASHINGTON, D.C. -- Roy T. Grant, vice president and chief financial officer for Iridium LLC (NASDAQ : IRID) has announced his plans to resign from his post at Iridium for personal reasons effective April 16.

Mr. Grant was a key participant in the company's successful debt and equity financings during its development stage.

Iridium has begun a search for Mr. Grant's successor, which it expects to complete at the time of Mr. Grant's departure.

Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66 low-earth orbiting satellites, combined with terrestrial cellular systems, enables customers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside terrestrial cellular coverage. Iridium World Communications, Ltd. (NASDAQ: IRID) is the public investment vehicle of Iridium LLC.

                                      ###

    Iridium is a registered trademark and service mark of Iridium LLC (C) 1999



                                       2